  Filed Pursuant to Rule 424(b)(5)
  Registration No. 333-293246
PROSPECTUS SUPPLEMENT
(To prospectus dated February 6, 2026)
Amazon.com, Inc.
€1,750,000,000 FLOATING RATE NOTES DUE 2028
€1,250,000,000 2.800% NOTES DUE 2028
€2,000,000,000 3.100% NOTES DUE 2030
€2,250,000,000 3.350% NOTES DUE 2032
€2,500,000,000 3.700% NOTES DUE 2035
€2,250,000,000 4.050% NOTES DUE 2039
€1,250,000,000 4.450% NOTES DUE 2045
€1,250,000,000 4.850% NOTES DUE 2064

Amazon.com, Inc. is offering €1,750,000,000 of our floating rate notes due 2028 (the “floating rate notes”), €1,250,000,000 of our 2.800% notes due 2028 (the “2028 notes”), €2,000,000,000 of our 3.100% notes due 2030 (the “2030 notes”), €2,250,000,000 of our 3.350% notes due 2032 (the “2032 notes”), €2,500,000,000 of our 3.700% notes due 2035 (the “2035 notes”), €2,250,000,000 of our 4.050% notes due 2039 (the “2039 notes”), €1,250,000,000 of our 4.450% notes due 2045 (the “2045 notes”), and €1,250,000,000 of our 4.850% notes due 2064 (the “2064 notes,” and, together with the 2028 notes, the 2030 notes, the 2032 notes, the 2035 notes, the 2039 notes, and the 2045 notes, the “fixed rate notes”). The floating rate notes and the fixed rate notes are collectively referred to as the “notes.” The floating rate notes will bear interest at a rate equal to the Applicable EURIBOR Rate (as defined herein) based on the three-month EURIBOR, plus 0.35% per annum. The 2028 notes will bear interest at a rate of 2.800% per annum. The 2030 notes will bear interest at a rate of 3.100% per annum. The 2032 notes will bear interest at a rate of 3.350% per annum. The 2035 notes will bear interest at a rate of 3.700% per annum. The 2039 notes will bear interest at a rate of 4.050% per annum. The 2045 notes will bear interest at a rate of 4.450% per annum. The 2064 notes will bear interest at a rate of 4.850% per annum. We will pay interest quarterly in arrears on the floating rate notes on March 16, June 16, September 16, and December 16 of each year, beginning June 16, 2026. We will pay interest annually in arrears on the fixed rate notes on March 16 of each year, beginning March 16, 2027. The floating rate notes will mature on March 16, 2028. The 2028 notes will mature on March 16, 2028. The 2030 notes will mature on March 16, 2030. The 2032 notes will mature on March 16, 2032. The 2035 notes will mature on March 16, 2035. The 2039 notes will mature on March 16, 2039. The 2045 notes will mature on March 16, 2045. The 2064 notes will mature on March 16, 2064.

We may redeem some or all of any series of the fixed rate notes at any time at the applicable redemption prices as described under “Description of the Notes — Optional Redemption of Fixed Rate Notes.” We may redeem any series of the notes in whole, but not in part, at any time at our option in the event of certain changes in the tax laws of a relevant Tax Jurisdiction (as defined herein) that would require us to pay additional amounts as described under “Description of the Notes — Redemption for Tax Reasons.” The floating rate notes will not be redeemable prior to maturity except as described under “Description of the Notes — Redemption for Tax Reasons.” The notes are senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. There is no sinking fund for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Amazon (before expenses)
Per floating rate note	100.000%	0.080%	99.920%
floating rate notes total	€1,750,000,000	€1,400,000	€1,748,600,000
Per 2028 note	99.960%	0.080%	99.880%
2028 notes total	€1,249,500,000	€1,000,000	€1,248,500,000
Per 2030 note	99.926%	0.100%	99.826%
2030 notes total	€1,998,520,000	€2,000,000	€1,996,520,000
Per 2032 note	99.845%	0.120%	99.725%
2032 notes total	€2,246,512,500	€2,700,000	€2,243,812,500
Per 2035 note	99.774%	0.200%	99.574%
2035 notes total	€2,494,350,000	€5,000,000	€2,489,350,000
Per 2039 note	99.642%	0.230%	99.412%
2039 notes total	€2,241,945,000	€5,175,000	€2,236,770,000
Per 2045 note	99.421%	0.300%	99.121%
2045 notes total	€1,242,762,500	€3,750,000	€1,239,012,500
Per 2064 note	99.931%	0.400%	99.531%
2064 notes total	€1,249,137,500	€5,000,000	€1,244,137,500
Total	€14,472,727,500	€26,025,000	€14,446,702,500

(1)
Plus accrued interest, if any, from March 16, 2026, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
We intend to apply to list each series of the notes on the Nasdaq Bond Exchange (“Nasdaq”). The listing applications will be subject to approval by Nasdaq. We currently expect trading in each series of the notes on Nasdaq to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing and we may delist any series of the notes at any time. Currently, there is no public market for any series of the notes.
The underwriters expect to deliver the notes on or about March 16, 2026 only in book-entry form through a common depositary of Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear” and, together with Clearstream, the “clearing systems”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the business date before delivery will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their own advisors. See “Underwriting.”

Global Coordinator and Joint Book-Running Manager
J.P. Morgan
Joint Book-Running Managers
Barclays	BofA Securities	Société Générale Corporate & Investment Banking
Citigroup Deutsche Bank HSBC Wells Fargo Securities BNP PARIBAS
Goldman Sachs & Co. LLC Morgan Stanley RBC Capital Markets Scotiabank TD Securities
Co-Managers
BBVA Santander Bank of China NatWest Standard Chartered Bank
US Bancorp Commerzbank Crédit Agricole CIB UniCredit Academy Securities
Drexel Hamilton R. Seelaus & Co., LLC Ramirez & Co., Inc. Siebert Williams Shank
March 11, 2026

Prospectus Supplement
Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with any additional information or any information that is different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, and any free writing prospectus provided in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. The information contained in or incorporated by reference into this document is accurate only as of the date of this document, unless the information specifically indicates that another date applies.
Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to the “Company,” “Amazon,” “we,” “us,” and “our” refer to Amazon.com, Inc. and its consolidated subsidiaries.
References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency of the member states (each, a “Member State”) of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States and is presented in U.S. dollars.
IN CONNECTION WITH THIS OFFERING, J.P. MORGAN SECURITIES PLC (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF ANY STABILIZING MANAGER), MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. ANY STABILIZATION ACTION OR OVER-ALLOTMENT WILL BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF

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THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.
Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded, the “PRIIPs Regulation”) for offering or selling packaged retail or insurance based investment products or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation, and any offer of the notes in any Member State of the EEA is made pursuant to an exemption under the Prospectus Regulation.
MiFID II Product Governance/Professional Investors and ECPs Only Target Market
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling, or recommending the notes (for the purposes of this paragraph, a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is neither: (i) a “professional client” as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of assimilated law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended, and together with any statutory instruments made in exercise of the powers conferred by such Act, the “EUWA”); nor (ii) a “qualified investor” as defined in paragraph 15 of Schedule 1 to The Public Offers and Admissions to Trading Regulations 2024 (the “UK POATRs”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of assimilated law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling packaged retail or insurance based investment products or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK POATRs, and any offer of the notes in the United Kingdom is made pursuant to an exemption from the prohibition on public offers of relevant securities in the UK POATRs in circumstances not requiring a prospectus pursuant to the United Kingdom Financial Conduct Authority (“FCA”) Handbook Admission to Trading on a Regulated Market Sourcebook.
This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the FSMA and accordingly, are not being distributed to, and must

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not be passed on to, the general public in the UK. In the UK, such documents are only directed at non-retail investors (being persons who are not retail investors as defined in the paragraph above) who are also: (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (c) (“high net worth companies, unincorporated associations etc.”) of the Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated (all such persons together being referred to as “Relevant Persons”). In the UK, this prospectus supplement and the accompanying prospectus are directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.
UK MiFIR Product Governance/Professional Investors and ECPs Only Target Market
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of assimilated law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling, or recommending the notes (for the purposes of this paragraph, a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of this offering of the notes in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.
You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus provided in connection with this offering before deciding whether to invest in the notes offered by this prospectus supplement.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal, or tax advice. You should consult your own counsel, accountants, and other advisors for legal, tax, business, financial, and related advice regarding the purchase of any of the notes offered by this prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements, and amendments to reports filed or furnished pursuant to Sections 13(a), 14, and 15(d) of the Exchange Act. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding Amazon.com, Inc. and other companies that file materials with the SEC electronically. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on our website at amazon.com/ir. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information contained in, or accessible through, such Internet address into this prospectus supplement.

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FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects, future results of operations or financial position, or our expectations regarding the terms and completion of the Concurrent USD Notes Offering (as defined herein), made in or incorporated by reference into this prospectus supplement or the accompanying prospectus are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results and outcomes could differ materially for a variety of reasons, including, among others, fluctuations in foreign exchange rates and energy prices, changes in global economic conditions, tariff and trade policies, resource and supply volatility, including for memory chips, and customer demand and spending, inflation, interest rates, regional labor market constraints, world events, the rate of growth of the internet, online commerce, cloud services, and new and emerging technologies, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, variability in demand, the degree to which we enter into, maintain, and develop commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. In addition, global economic and geopolitical conditions and additional or unforeseen circumstances, developments, or events may give rise to or amplify many of these risks. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results or outcomes to differ significantly from management’s expectations, are described in greater detail in our Annual Report on Form 10-K for the year ended December 31, 2025, under “Item 1A of Part I — Risk Factors.” Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

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SUMMARY
You should read the following summary together with the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference herein, in the other documents incorporated by reference, and in the other documents that we subsequently file with the SEC.
About Amazon
We seek to be Earth’s most customer-centric company. We are guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. In each of our segments, we serve our primary customer sets, consisting of consumers, sellers, developers, enterprises, content creators, advertisers, and employees.
We have organized our operations into three segments: North America, International, and Amazon Web Services (“AWS”). These segments reflect the way the Company evaluates its business performance and manages its operations.
Consumers
We serve consumers through our online and physical stores and focus on selection, price, and convenience. We design our stores to enable hundreds of millions of unique products to be sold by us and by third parties across dozens of product categories. Customers access our offerings through our websites, mobile apps, Alexa, devices, streaming, and physically visiting our stores. We also manufacture and sell electronic devices, including Kindle, Fire tablet, Fire TV, Echo, Ring, Blink, and eero, and we develop and produce media content. We seek to offer our customers low prices, fast and free delivery, easy-to-use functionality, and timely customer service. In addition, we offer subscription services such as Amazon Prime, a membership program that includes fast, free shipping on tens of millions of items, access to award-winning movies and series, live sports, and other benefits.
We fulfill customer orders in a number of ways, including through: North America and International fulfillment networks that we operate; co-sourced and outsourced arrangements in certain countries; digital delivery; and through our physical stores. We operate customer service centers globally, which are supplemented by co-sourced arrangements.
Sellers
We offer programs that enable sellers to grow their businesses, sell their products in our stores, and fulfill orders using our services. We are not the seller of record in these transactions. We earn fixed fees, a percentage of sales, per-unit activity fees, interest, or some combination thereof, for our seller programs.
Developers and Enterprises
We serve developers and enterprises of all sizes, including start-ups, government agencies, and academic institutions, through AWS, which offers a broad set of on-demand technology services, including compute, storage, database, analytics, artificial intelligence and machine learning, and other services.
Content Creators
We offer programs that allow authors, independent publishers, musicians, filmmakers, Twitch streamers, skill and app developers, and others to publish and sell content.
Advertisers
We provide advertising services to sellers, vendors, publishers, authors, and others, through programs such as sponsored ads, display, and video advertising.

Risk Factors
An investment in the notes involves risk. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-8, as well as the other risk factors and other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

The Offering
The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the notes.
Issuer
Amazon.com, Inc.
Securities Offered
€1,750,000,000 of our floating rate notes due 2028
€1,250,000,000 of our 2.800% notes due 2028
€2,000,000,000 of our 3.100% notes due 2030
€2,250,000,000 of our 3.350% notes due 2032
€2,500,000,000 of our 3.700% notes due 2035
€2,250,000,000 of our 4.050% notes due 2039
€1,250,000,000 of our 4.450% notes due 2045
€1,250,000,000 of our 4.850% notes due 2064
Maturity Date
The floating rate notes will mature on March 16, 2028.
The 2028 notes will mature on March 16, 2028.
The 2030 notes will mature on March 16, 2030.
The 2032 notes will mature on March 16, 2032.
The 2035 notes will mature on March 16, 2035.
The 2039 notes will mature on March 16, 2039.
The 2045 notes will mature on March 16, 2045.
The 2064 notes will mature on March 16, 2064.
Interest Rate
The floating rate notes will bear interest at a rate equal to the Applicable EURIBOR Rate (based on the three-month EURIBOR) plus 0.35% per annum.
The 2028 notes will bear interest at a rate of 2.800% per annum.
The 2030 notes will bear interest at a rate of 3.100% per annum.
The 2032 notes will bear interest at a rate of 3.350% per annum.
The 2035 notes will bear interest at a rate of 3.700% per annum.
The 2039 notes will bear interest at a rate of 4.050% per annum.
The 2045 notes will bear interest at a rate of 4.450% per annum.
The 2064 notes will bear interest at a rate of 4.850% per annum.
Interest Payment Dates
We will pay interest on the floating rate notes quarterly in arrears on March 16, June 16, September 16, and December 16 of each year, beginning on June 16, 2026. We will pay interest on the fixed rate notes annually in arrears on March 16 of each year, beginning on March 16, 2027.
Currency of Payments
Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then Member States of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars as described under “Description of the Notes — Issuance in Euro; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture.
Ranking
The notes will be senior unsecured obligations of ours and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.
Optional Redemption of Fixed Rate Notes
We may, at our option, redeem any series of fixed rate notes, in whole or in part, at any time prior to the applicable Par Call Date (defined herein) (or in the case of the 2028 notes, at any time prior to maturity) at a price equal to the greater of (i) 100% of the principal amount of the fixed rate notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed that would be due if such fixed rate notes matured on the applicable Par Call Date (or, in the case of the 2028 notes, on the maturity date) (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined in “Description of the Notes — Optional Redemption of Fixed Rate Notes”) plus 10 basis points in the case of the 2028 notes, plus 10 basis points in the case of the 2030 notes, plus 15 basis points in the case of the 2032 notes, plus 15 basis points in the case of the 2035 notes, plus 15 basis points in the case of the 2039 notes, plus 20 basis points in the case of the 2045 notes, and plus 20 basis points in the case of the 2064 notes, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
Notwithstanding the immediately preceding paragraph, we may, at our option, redeem any series of fixed rate notes (other than the 2028 notes), in whole or in part, at any time, on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the fixed rate notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.
Notice of any redemption of the fixed rate notes in connection with a transaction or an event may, at our discretion, be given prior to the completion or the occurrence thereof. Any redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed.
For more information see “Description of the Notes — Optional Redemption of Fixed Rate Notes.”
Redemption for Tax Reasons
We may redeem any series of the notes, in whole, but not in part, in the event of certain changes in the tax laws of a relevant Tax Jurisdiction that would require us to pay additional amounts as described under “Description of the Notes — Payment of Additional Amounts” with respect to the notes of any series. The redemption price will be equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest, if any (including, for the avoidance of doubt, any additional amounts), on the notes of such series to be redeemed to, but not including, the redemption date. See “Description of the Notes — Redemption for Tax Reasons.”
Payment of Additional Amounts
We will pay additional amounts on the notes to each holder in respect of withholding or deduction for any present or future tax, assessment, or other governmental charge imposed by a relevant Tax Jurisdiction, subject to the exceptions and limitations set forth under “Description of the Notes — Payment of Additional Amounts.”
Use of Proceeds
We intend to use the net proceeds from the sale of the notes, together with the proceeds from the Concurrent USD Notes Offering, for general corporate purposes, which may include, but are not limited to, repayment of debt, acquisitions, investments, working capital, investments in our subsidiaries, capital expenditures, and repurchases of outstanding shares of our common stock. For more information see “Use of Proceeds.”
Denominations
The notes will be issued in minimum denominations of €100,000 and multiples of €1,000 in excess thereof.
Form of Notes
The notes will be issued in the form of one or more fully registered global notes and will be deposited with a common depositary for, and in respect of interests held through Clearstream and Euroclear. Except as described under “Description of the Notes — Certificated Notes,” owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form, and will not be considered to be holders of notes under the indenture. See “Description of Debt Securities — Book-Entry, Delivery, and Form” in the accompanying prospectus.
Listing
We intend to apply to list each series of the notes on Nasdaq. The listing applications will be subject to approval by Nasdaq. We currently expect trading in each series of the notes on Nasdaq to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing and we may delist any series of the notes at any time. Currently there is no public market for any series of the notes.
Further Issuances
We may, without the consent of existing holders, increase the principal amount of any series of notes by issuing more notes of such series in the future, on the same terms and conditions (other than differences in the issue date, issue price, interest accrued prior to the issuance of such additional notes, and restrictions on transfer in respect of such additional notes) and with the same CUSIP number, ISIN, or other identifying number (unless the additional notes of a series are not fungible for U.S. federal income tax or securities law purposes with such series), in each case, as the notes being offered by this prospectus supplement. We do not plan to inform the existing holders if we re-open a series of notes to issue and sell additional notes of such series in the future. Additional notes issued in this manner will be consolidated with and will form a single series with the applicable series of notes being offered hereby (except to the extent set forth in this paragraph).
Concurrent USD Notes Offering
Prior to the commencement of this offering, we launched a concurrent offering of USD-denominated senior notes (the “Concurrent USD Notes Offering”), the proceeds of which will be used for general corporate purposes, which may include, but are not limited to, repayment of debt, acquisitions, investments, working capital, investments in our subsidiaries, capital expenditures, and repurchases of outstanding shares of our common stock. Settlement of this offering is not conditioned upon the settlement of the Concurrent USD Notes Offering or vice versa.
The Concurrent USD Notes Offering is only being made pursuant to a separate prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent USD Notes Offering or vice versa. There can be no assurance that we will complete the Concurrent USD Notes Offering as described herein or at all.
Risk Factors
You should consider carefully all the information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, as well as the other information contained or incorporated herein by reference, before investing in any of the notes offered hereby.
Governing Law
The indenture provides that New York law shall govern any action regarding the notes brought pursuant to the indenture.
Trustee
Computershare Trust Company, National Association
Registrar and Transfer Agent
U.S. Bank Trust Company, National Association
Paying Agent
U.S. Bank Europe DAC, UK Branch
Calculation Agent for the Floating Rate Notes
U.S. Bank Europe DAC, UK Branch

ISIN
floating rate notes: XS3305167390
2028 notes: XS3317524950
2030 notes: XS3305168794
2032 notes: XS3305169172
2035 notes: XS3305169503
2039 notes: XS3305169768
2045 notes: XS3305169925
2064 notes: XS3305170188
Common Code
floating rate notes: 330516739
2028 notes: 331752495
2030 notes: 330516879
2032 notes: 330516917
2035 notes: 330516950
2039 notes: 330516976
2045 notes: 330516992
2064 notes: 330517018

RISK FACTORS
An investment in the notes involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the following discussion of risks before deciding whether an investment in the notes is suitable for you. In addition, you should carefully consider the other risks, uncertainties, and assumptions that are set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 before investing in the notes.
In addition to the foregoing risks relating to us, the following are additional risks relating to an investment in the notes.
The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The notes are obligations exclusively of Amazon.com, Inc. and not of any of our subsidiaries. Our operations are primarily conducted through our subsidiaries, which are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans, or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish, including the lenders under a secured revolving credit facility and the creditors for any additional secured debt to the extent of the value of the assets securing such indebtedness.
The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.
The notes are our unsecured general obligations, ranking equally with other senior unsecured indebtedness outstanding from time to time. The indenture governing the notes and our existing outstanding senior notes, and the agreements governing our other debt, permit us and our subsidiaries to incur additional indebtedness, including secured debt. If we incur any additional secured debt, our assets will be subject to prior claims by our secured creditors to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization, or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including holders of our existing notes and our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and our existing notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution, or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.
The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.
The indenture for the notes does not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow, or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

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restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other liabilities that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

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limit our ability to incur secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness, or to engage in sale/leaseback transactions;

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limit our ability to incur indebtedness that is equal in right of payment to the notes;

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restrict our ability to repurchase or prepay our securities or other indebtedness;

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restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes;

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restrict our ability to enter into highly leveraged transactions; or

•
require us to repurchase the notes in the event of a change in control.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances, and events, such as certain acquisitions, refinancings, or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.
Changes in our credit ratings may adversely affect your investment in the notes.
The major debt rating agencies routinely evaluate our debt. These ratings are not recommendations to purchase, hold, or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended, or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.
There may not be active markets for the notes.
The notes will be a new issue of securities for which there is no established trading market. Although we intend to apply to list the notes for trading on Nasdaq, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, will continue. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Even if an active trading market develops on Nasdaq, the notes may trade at prices lower than the offering price.
Future trading prices of the notes will depend on many factors, including prevailing interest rates (particularly in the case of the fixed rate notes), our financial condition and results of operations, the then-current ratings assigned to the notes, and the market for similar securities. In addition, other factors being equal, an increase in the prevailing interest rates will cause the market price of the notes (and particularly the fixed rate notes) to decline. Any trading markets that develop for the notes would be affected by many factors independent of and in addition to the foregoing, including the:
•
propensity of existing holders to trade their positions in the notes;

•
time remaining to the maturity of the notes;

•
outstanding amount of the notes;

•
redemption of the notes; and

•
level, direction, and volatility of market interest rates generally.

The market prices of, and liquidity of any market for, the floating rate notes in particular will be influenced by the three-month EURIBOR rate, the volatility in such rate, and the events that affect the three-month EURIBOR rate generally.
Holders of the notes will receive payments in euros.
All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee, and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price, or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.
Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.
The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.
An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:
•
significant changes in rates of exchange between the euro and the investor’s home currency; and

•
the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

In addition, if one or more Member States of the European Monetary Union were to withdraw from the European Monetary Union and cease to use the euro as their currency, the value of the euro could be materially adversely affected.
We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial, and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of the governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic volatility and the actions taken or to be taken by various national governments in response to the volatility could significantly affect the exchange rates between the euro and the investor’s home currency.
The exchange rates of an investor’s home currency for euros and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note, and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.
The European Union or one or more of its Member States may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption or additional amounts with respect to, the notes.
This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, tax, and legal advisors as to the risks involved in an investment in the notes.
The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.
If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then Member States of the European Monetary

Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis described under “Description of the Notes — Issuance in Euro; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.
In a lawsuit for payment on the notes, an investor may bear currency exchange risk.
The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.
In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.
Trading in the clearing systems is subject to minimum denomination requirements.
The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.
The notes will initially be held in book-entry form and therefore investors must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.
The notes will initially only be issued in registered global form and held through Clearstream and Euroclear. Interests in the global notes (as such term is defined in “Description of the Notes — Book-Entry; Delivery and Settlement — Global Clearance and Settlement”) will trade in book-entry form only. Unless and until the notes in definitive registered form are issued in exchange for book-entry interests, owners of book-entry interests will not be considered owners or holders of the notes. The common depositary (or its nominee) for Clearstream and Euroclear will be the registered holder of the notes as stated on the global notes. Payments in respect of the global notes representing the notes (including principal, premium, if any, interest and additional amounts, if any) will be made to the paying agent. The paying agent will then make such payments to Clearstream and Euroclear, who will in turn distribute such payments to participants in accordance with their procedures. After payment to the paying agent, we or the trustee will have no responsibility or liability for the payment of interest, principal, or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of Clearstream or Euroclear, as applicable, and if you are not a participant in Clearstream or Euroclear, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder of notes under the indenture. See “Description of the Notes — Book-Entry; Delivery and Settlement — Global Clearance and Settlement.” Payments in respect of the global notes representing the notes (including principal, premium, if any, interest and additional amounts, if any) will be made to the paying agent one business day prior to the date such payment is due.
Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers, or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from Euroclear or Clearstream or, if applicable, a participant. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any request actions on a timely basis.
Similarly, upon the occurrence of an event of default under the indenture, unless and until notes in definitive registered form are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through Clearstream or Euroclear. We, the trustee, and the paying agent cannot assure you that the procedures to be implemented through Clearstream or Euroclear will be adequate to ensure the timely exercise of rights under the notes. See “Description of the Notes — Book-Entry; Delivery and Settlement — Global Clearance and Settlement.”
Redemption may adversely affect your return on the fixed rate notes.
We have the right to redeem some or all of the fixed rate notes prior to maturity. We may redeem any series of the fixed rate notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the fixed rate notes.
The amount of interest payable on the floating rate notes is set only once at the start of each interest period based on the three-month EURIBOR rate on the applicable floating rate interest payment determination date (as defined herein), which rate may fluctuate substantially.
In the past, the level of the three-month EURIBOR rate has experienced significant fluctuations. Any historical upward or downward trend in the three-month EURIBOR rate is not an indication that such rate is more or less likely to increase or decrease at any time, and historical levels of the three-month EURIBOR rate should not be taken as an indication of its future performance. In addition, although the actual three-month EURIBOR rate on a floating rate interest payment date or at other times during an interest period may be higher than the three-month EURIBOR rate on the applicable floating rate interest payment determination date, holders of the floating rate notes will not benefit from the three-month EURIBOR rate at any time other than on the applicable floating rate interest payment determination date for such interest period. As a result, changes in the three-month EURIBOR rate may not result in a comparable change in the market value of the floating rate notes.
The regulation and reform of “benchmarks,” such as EURIBOR, may adversely affect the value of and return on floating rate notes linked to or referencing such benchmarks.
Interest rates and indices that are deemed to be “benchmarks,” such as EURIBOR, have been subject to significant regulatory scrutiny and legislative intervention in recent years relating to the creation and administration of benchmarks as well as the use of a benchmark rate. In the EU, for example, Regulation (EU) No. 2016/1011, as amended (the “Benchmarks Regulation”) applies to the provision of, contribution of input data to, and the use of, a benchmark within the EU, subject to certain transitional provisions. Legislation such as the Benchmarks Regulation, if applicable, could have a material impact on the floating rate notes linked to or referencing a benchmark rate or index. For example, the methodology or other terms of a benchmark may be changed in the future in order to comply with the terms of the Benchmarks Regulation or other similar legislation, or a benchmark may be discontinued or determined by a regulator to be “no longer representative.” Such factors may, among other things, have the effect of reducing or increasing the rate or level of such benchmark and may affect its volatility. Any changes announced by regulators or any other governance or oversight body, or future changes adopted by such parties, in the method pursuant to which EURIBOR rates or other benchmarks are determined may result in a sudden or prolonged increase or decrease in the reported EURIBOR or other applicable rate and also have the effect of discouraging market participants from continuing to administer or contribute to such benchmarks or lead to the discontinuance or unavailability of their quotes. If that were to occur, the level of interest payments and the value of the floating rate notes may be adversely affected.
In addition, in the event that EURIBOR ceases to exist, or cannot be used, prior to the maturity of the floating rate notes, the method of calculation and rate of interest payable on such notes may change. In particular, if we determine in our sole discretion that EURIBOR has been permanently discontinued and an alternative reference rate is used by the calculation agent as a substitute for EURIBOR, the calculation agent will, in accordance with our direction, make such adjustments to such alternative rate, or the spread thereon, as well as the business day convention, floating rate interest payment determination date and related provisions and definitions, in each case, that are consistent with market practice for the use of such alternative rate. If, however, we determine that EURIBOR has been discontinued, but for any reason an alternative rate has not been determined, the rate of EURIBOR for the next interest period will be equal to such rate on the floating rate interest payment determination date when EURIBOR was last available on Reuters Page EURIBOR01 (as defined herein). See “Description of the Notes — Floating Rate Notes.”
Investors should consult their own independent advisers and make their own assessment about the potential risks imposed by the Benchmarks Regulation reforms in making any investment decision with respect to the floating rate notes.

USE OF PROCEEDS
The net proceeds from the sale of the notes are estimated to be approximately €14.431 billion, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us. The net proceeds from the sale of the notes, together with the proceeds from the Concurrent USD Notes Offering, will be used for general corporate purposes, which may include, but are not limited to, repayment of debt, acquisitions, investments, working capital, investments in our subsidiaries, capital expenditures, and repurchases of outstanding shares of our common stock. Such net proceeds may be temporarily invested by us in interest-bearing securities prior to use.
Settlement of this offering is not conditioned upon settlement of the Concurrent USD Notes Offering or vice versa. The Concurrent USD Notes Offering is only being made pursuant to a separate prospectus supplement.

DESCRIPTION OF THE NOTES
The following is a description of the particular terms of the floating rate notes and the fixed rate notes offered pursuant to this prospectus supplement. This description supplements and, to the extent inconsistent, modifies the description of the general terms and provisions of senior debt securities set forth in the accompanying prospectus under “Description of Debt Securities.” To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement. The following description is qualified in its entirety by reference to the provisions of the base indenture, dated as of November 29, 2012, as amended by supplemental indenture no. 1 thereto, between us and Computershare Trust Company, National Association, as indenture trustee, which we refer to as the indenture, including a supplement or an officers’ certificate pursuant to that indenture for the notes. You may review a copy of the indenture through the SEC’s website listed in “Where You Can Find More Information” in this prospectus supplement. You may also request a copy of the indenture from us as set forth in “Information Incorporated by Reference” in this prospectus supplement. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.
Capitalized terms used but not defined in this prospectus supplement or in the accompanying prospectus have the meanings given to them in the indenture and the Trust Indenture Act of 1939, as amended.
Certain Terms of the Floating Rate Notes due 2028
We are offering €1,750,000,000 principal amount of the floating rate notes due 2028 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of floating rate notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 16, 2028. The floating rate notes will bear interest at a floating rate per annum equal to the Applicable EURIBOR Rate plus 0.35%; provided, however, that in no event will the interest rate be less than zero. We will pay interest on the floating rate notes quarterly in arrears on March 16, June 16, September 16, and December 16 of each year, beginning on June 16, 2026, to the persons in whose names the floating rate notes are registered at the close of business on the Clearing System Business Day (as defined herein) prior to the applicable interest payment date. If any date on which interest is payable on the floating rate notes (other than any maturity date or earlier date of redemption) is not a business day, the payment of the interest payable on that date will be made on the immediately succeeding business day (and no additional interest will accrue on the amount so payable for the period from and after that floating rate interest payment date) unless that business day is in the succeeding calendar month, in which case such floating rate interest payment date will be the immediately preceding business day. If any maturity date or earlier date of redemption of the floating rate notes is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
The interest rate on the floating rate notes will be reset quarterly on March 16, June 16, September 16, and December 16 of each year, beginning on June 16, 2026 (each, a “floating rate interest reset date”); provided that, if any floating rate interest reset date is not a business day, such floating rate interest reset date will be the next succeeding business day unless that business day is in the succeeding calendar month, in which case such floating rate interest reset date will be the immediately preceding business day. The Applicable EURIBOR Rate for the floating rate notes during the initial interest period will be the Applicable EURIBOR Rate in effect on March 12, 2026. The Applicable EURIBOR Rate for each subsequent interest period for the floating rate notes will be determined on each floating rate interest payment determination date (as defined herein) preceding the applicable floating rate interest reset date. Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days in the applicable interest period.
The term “interest period,” with respect to the floating rate notes, means the period from and including any floating rate interest reset date (or, with respect to the initial interest period only, commencing on March 16, 2026) to, but excluding, the next succeeding floating rate interest reset date, and in the case of the last such period, from and including the floating rate interest reset date immediately preceding the maturity date to, but excluding, the maturity date.

“T2 business day” means any day on which the T2 system, or any successor thereto, operates.
“T2 system” means the Eurosystem’s real-time gross settlement system.
“Applicable EURIBOR Rate” will be equal to the interest rate for deposits in euro designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate) determined on the second T2 business day preceding the applicable floating rate interest reset date (such date, the “floating rate interest payment determination date”) in accordance with the following provisions:
(i) The Applicable EURIBOR Rate will be the offered rate for deposits in euro having a maturity of three months, as the rate appears on the display designated on page “EURIBOR01” on Reuters (or such other page as may replace the EURIBOR01 page on that service or any successor service for the purpose of displaying Euro-zone interbank offered rates for Euro-denominated deposits of major banks) (“Reuters Page EURIBOR01”) as of 11:00 A.M., Brussels time, on the relevant floating rate interest payment determination date.
(ii) If the rate described in clause (i) above does not appear on Reuters Page EURIBOR01, the Applicable EURIBOR Rate will be determined by us on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant floating rate interest payment determination date, at which deposits of the following kind are offered to prime banks in the Euro-Zone interbank market by the principal Euro-Zone office of each of the four major banks in that market selected by us: euro deposits having a maturity of three months beginning on such floating rate interest payment determination date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. We or our designee will request the principal Euro-Zone office of each of these banks to provide to the paying agent and the calculation agent a quotation in writing of its rate. If at least two quotations are provided in writing, the Applicable EURIBOR Rate for such floating rate interest payment determination date will be the arithmetic mean (rounded upwards) of such quotations.
(iii) If fewer than two quotations are provided by us as described in clause (ii) above, the Applicable EURIBOR Rate for the relevant floating rate interest payment determination date will be the arithmetic mean (rounded upwards) of the rates for loans of the following kind to leading Euro-Zone banks quoted in writing, at approximately 11:00 A.M., Brussels time, on such floating rate interest payment determination date, by three major banks in the Euro-Zone selected by us: loans of euro having a maturity of three months beginning on such floating rate interest payment determination date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. We or our designee will request the principal Euro-Zone office of each of these banks to provide to the paying agent and the calculation agent a quotation in writing of its rate.
(iv) If fewer than three banks selected by us are quoting as described in clause (iii) above, the Applicable EURIBOR Rate shall be the Applicable EURIBOR Rate then in effect on such floating rate interest payment determination date (i.e., the same rate as the rate determined on the immediately preceding floating rate interest payment determination date).
Notwithstanding the foregoing, if we, in our sole discretion, determine that EURIBOR has been permanently discontinued or that the reference to EURIBOR becomes illegal or most other debt obligations similar to the floating rate notes have converted away from EURIBOR to a new reference rate, the calculation agent shall use, as directed in writing by us, as a substitute for EURIBOR for each future interest determination date, the alternative reference rate (the “Alternative Rate”) selected by a central bank, reserve bank, monetary authority, or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding a substitute for EURIBOR. As part of such substitution, the calculation agent shall, as directed in writing by us, make such adjustments to the Alternative Rate and/or the spread thereon, as well as the business day convention, floating rate interest payment determination dates, and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the floating rate notes. If we determine there is no clear market consensus as to whether any rate has replaced EURIBOR in customary market usage, we may appoint an independent financial advisor to determine an appropriate Alternative Rate and any adjustments thereto. The decision of such independent financial advisor will be binding on us, the calculation agent, the trustee, and the holders of the floating rate notes. If, however, we determine that EURIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, the rate of EURIBOR for the next interest period will be equal to such rate on the floating rate interest payment determination date when EURIBOR was last available on Reuters Page EURIBOR01. We will notify the calculation agent (by way of an officers’ certificate on which the calculation agent may conclusively rely, without liability or further inquiry) of the adoption of any Alternative Rate. Following the adoption of an Alternative Rate pursuant to this paragraph, all references to “EURIBOR” or the “Applicable EURIBOR Rate” will be deemed to refer to such Alternative Rate.
The interest rate and amount of interest to be paid on the floating rate notes for each interest period will be determined by the calculation agent in accordance with the Agency Agreement (as defined herein). All determinations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the floating rate notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the floating rate notes, there will at all times be a calculation agent. U.S. Bank Europe DAC, UK Branch will initially act as calculation agent for the floating rate notes under an Agency Agreement among us, U.S. Bank Europe DAC, UK Branch, and U.S. Bank Trust Company, National Association to be dated as of March 16, 2026 (the “Agency Agreement”). We may change the calculation agent at any time without notice, and U.S. Bank Europe DAC, UK Branch may resign as calculation agent at any time upon sixty (60) days’ written notice to us. In the event that any then-acting calculation agent shall be unable or unwilling to act, or that such calculation agent fails to duly establish the Applicable EURIBOR Rate for any interest period, or we propose to remove such calculation agent, we will appoint another calculation agent. None of the trustee, the paying agent, the registrar, or the calculation agent shall be under any obligation (i) to monitor, determine, or verify the unavailability or cessation of EURIBOR, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, the permanent discontinuance or illegality of EURIBOR, or conversion from EURIBOR to a new reference rate in most other debt obligations similar to the floating rate notes, (ii) to select, determine, or designate any Alternative Rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine, or designate any adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what other conforming changes are necessary or advisable, if any, in connection with any of the foregoing. Each of the trustee, the paying agent, the registrar, and the calculation agent shall be entitled to conclusively rely on any determinations made by us without independent investigation, and none will have any liability for actions taken at our direction in connection therewith.
None of the trustee, the paying agent, the registrar, or the calculation agent shall be liable for any inability, failure, or delay on its part to perform any of its duties set forth herein as a result of the unavailability of EURIBOR or other replacement benchmark, including as a result of any failure, inability, delay, error, or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice, or information required or contemplated herein and reasonably required for the performance of such duties. In connection with any determinations made hereunder, none of the trustee, the paying agent, the registrar, or the calculation agent shall be responsible or liable for our actions or omissions or those of our designee, or for any failure or delay in the performance by us or our designee, nor shall any of the trustee, paying agent, or calculation agent be under any obligation to oversee or monitor our performance or that of our designee.
We may redeem the floating rate notes, in whole, but not in part, in the event of certain changes in the tax laws of a relevant Tax Jurisdiction that would require us to pay additional amounts as described under “— Payment of Additional Amounts” with respect to the floating rate notes. The redemption price will be equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest, if any, on the notes of such series to be redeemed to, but not including, the redemption date. See “— Redemption for Tax Reasons.”
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.
The trustee will not be responsible for calculating any interest rate or any redemption price of the floating rate notes called for redemption.
Certain Terms of the 2.800% Notes due 2028
We are offering €1,250,000,000 principal amount of the 2.800% notes due 2028 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of 2028 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 16, 2028. The 2028 notes will bear interest at the rate of 2.800% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable annually in arrears on March 16 of each year, beginning on March 16, 2027, to the persons in whose names the 2028 notes are registered at the close of business on the Clearing System Business Day prior to the applicable interest payment date. Interest on the 2028 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2028 notes (or March 16, 2026 if no interest has been paid on the 2028 notes), to, but not including, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any date on which interest is payable (other than any maturity date or earlier date of redemption) on the 2028 notes is not a business day, the payment of the interest payable on that date will be made on the immediately preceding business day with the same force and effect as if made on the scheduled payment date. If any maturity date or earlier date of redemption of the 2028 notes is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
Certain Terms of the 3.100% Notes due 2030
We are offering €2,000,000,000 principal amount of the 3.100% notes due 2030 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of 2030 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 16, 2030. The 2030 notes will bear interest at the rate of 3.100% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable annually in arrears on March 16 of each year, beginning on March 16, 2027, to the persons in whose names the 2030 notes are registered at the close of business on the Clearing System Business Day prior to the applicable interest payment date. Interest on the 2030 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2030 notes (or March 16, 2026 if no interest has been paid on the 2030 notes), to, but not including, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any date on which interest is payable (other than any maturity date or earlier date of redemption) on the 2030 notes is not a business day, the payment of the interest payable on that date will be made on the immediately preceding business day with the same force and effect as if made on the scheduled payment date. If any maturity date or earlier date of redemption of the 2030 notes is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
Certain Terms of the 3.350% Notes due 2032
We are offering €2,250,000,000 principal amount of the 3.350% notes due 2032 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of 2032 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 16, 2032. The 2032 notes will bear interest at the rate of 3.350% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable annually in arrears on March 16 of each year, beginning on March 16, 2027, to the persons in whose names the 2032 notes are registered at the close of business on the Clearing System Business Day prior to the applicable interest payment date. Interest on the 2032 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2032 notes (or March 16, 2026 if no interest has been paid on the 2032 notes), to, but not including, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any date on which interest is payable (other than any maturity date or earlier date of redemption) on the 2032 notes is not a business day, the payment of the interest payable on that date will be made on the immediately preceding business day with the same force and effect as if made on the scheduled payment date. If any maturity date or earlier date of redemption of the 2032 notes is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
Certain Terms of the 3.700% Notes due 2035
We are offering €2,500,000,000 principal amount of the 3.700% notes due 2035 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of 2035 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 16, 2035. The 2035 notes will bear interest at the rate of 3.700% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable annually in arrears on March 16 of each year, beginning on March 16, 2027, to the persons in whose names the 2035 notes are registered at the close of business on the Clearing System Business Day prior to the applicable interest payment date. Interest on the 2035 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2035 notes (or March 16, 2026 if no interest has been paid on the 2035 notes), to, but not including, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any date on which interest is payable (other than any maturity date or earlier date of redemption) on the 2035 notes is not a business day, the payment of the interest payable on that date will be made on the immediately preceding business day with the same force and effect as if made on the scheduled payment date. If any maturity date or earlier date of redemption of the 2035 notes is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
Certain Terms of the 4.050% Notes due 2039
We are offering €2,250,000,000 principal amount of the 4.050% notes due 2039 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of 2039 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 16, 2039. The 2039 notes will bear interest at the rate of 4.050% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable annually in arrears on March 16 of each year, beginning on March 16, 2027, to the persons in whose names the 2039 notes are registered at the close of business on the Clearing System Business Day prior to the applicable interest payment date. Interest on the 2039 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2039 notes (or March 16, 2026 if no interest has been paid on the 2039 notes), to, but not including, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any date on which interest is payable (other than any maturity date or earlier date of redemption) on the 2039 notes is not a business day, the payment of the interest payable on that date will be made on the immediately preceding business day with the same force and effect as if made on the scheduled payment date. If any maturity date or earlier date of redemption of the 2039 notes is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
Certain Terms of the 4.450% Notes due 2045
We are offering €1,250,000,000 principal amount of the 4.450% notes due 2045 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of 2045 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 16, 2045. The 2045 notes will bear interest at the rate of 4.450% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable annually in arrears on March 16 of each year, beginning on March 16, 2027, to the persons in whose names the 2045 notes are registered at the close of business on the Clearing System Business Day prior to the applicable interest payment date. Interest on the 2045 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2045 notes (or March 16, 2026 if no interest has been paid on the 2045 notes), to, but not including, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any date on which interest is payable (other than any maturity date or earlier date of redemption) on the 2045 notes is not a business day, the payment of the interest payable on that date will be made on the immediately preceding business day with the same force and effect as if made on the scheduled payment date. If any maturity date or earlier date of redemption of the 2045 notes is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
Certain Terms of the 4.850% Notes due 2064
We are offering €1,250,000,000 principal amount of the 4.850% notes due 2064 as a series of notes under the indenture. Unless an earlier redemption has occurred, the entire principal amount of 2064 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 16, 2064. The 2064 notes will bear interest at the rate of 4.850% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable annually in arrears on March 16 of each year, beginning on March 16, 2027, to the persons in whose names the 2064 notes are registered at the close of business on the Clearing System Business Day prior to the applicable interest payment date. Interest on the 2064 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2064 notes (or March 16, 2026 if no interest has been paid on the 2064 notes), to, but not including, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any date on which interest is payable (other than any maturity date or earlier date of redemption) on the 2064 notes is not a business day, the payment of the interest payable on that date will be made on the immediately preceding business day with the same force and effect as if made on the scheduled payment date. If any maturity date or earlier date of redemption of the 2064 notes is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no additional interest will accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.
General
The term “Clearing System Business Day” means every Monday to Friday, inclusive, except December 25th and January 1st, subject to certain exceptions. The term “business day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (ii) on which the T2 system, or any successor thereto, operates. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Clearstream and Euroclear.

We may, without the consent of existing holders, increase the principal amount of the notes of any series by issuing more such notes in the future, on the same terms and conditions (other than differences in the issue date, issue price, interest accrued prior to the issue date of such additional notes, and restrictions on transfer in respect of such additional notes) and with the same CUSIP number, ISIN, or other identifying number (unless the additional notes of a series are not fungible for U.S. federal income tax or securities law purposes with such series, in which case such additional notes will have one or more separate CUSIP numbers, ISINs, or other identifying numbers), in each case, as the notes of the relevant series being offered by this prospectus supplement. We do not plan to inform the existing holders if we re-open a series of the notes to issue and sell additional notes of such series in the future. Additional notes of a series issued in this manner will be consolidated with and will form a single series with the applicable series of the notes being offered hereby, except as set forth in this paragraph.
In some circumstances, we may elect to discharge our obligations under a series of notes through full defeasance or covenant defeasance. See “— Defeasance” below for more information.
We will not be required to make any mandatory redemption or sinking fund payments with respect to the notes. We may at any time and from time to time purchase notes in the open market or otherwise.
Issuance in Euro; Payment on the Notes
Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then Member States of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used.
The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee, the calculation agent, nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing.
Investors will be subject to foreign exchange risks as to payments on the notes that may have important economic and tax consequences to them. See “Risk Factors” and the discussion of the foreign currency rules under “Material United States Federal Income Tax Considerations.”
Denominations
The notes of each series will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.
Ranking
The notes will be senior unsecured obligations of ours and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.
Listing
We intend to apply to list each series of the notes on Nasdaq. The listing applications will be subject to approval by Nasdaq. We currently expect trading in each series of the notes on Nasdaq to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing and we may delist any series of the notes at any time. Currently, there is no public market for any series of the notes.

Optional Redemption of Fixed Rate Notes
The floating rate notes are not redeemable prior to maturity except as described under “— Redemption for Tax Reasons.”
Each series of fixed rate notes may be redeemed in whole at any time or in part from time to time prior to the applicable Par Call Date (or in the case of the 2028 notes, at any time prior to maturity), at our option, at a redemption price equal to the greater of:
(1)
100% of the principal amount of the fixed rate notes to be redeemed, and

(2)
the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate described below plus 10 basis points in the case of the 2028 notes, plus 10 basis points in the case of the 2030 notes, plus 15 basis points in the case of the 2032 notes, plus 15 basis points in the case of the 2035 notes, plus 15 basis points in the case of the 2039 notes, plus 20 basis points in the case of the 2045 notes, and plus 20 basis points in the case of the 2064 notes, plus, in either case, accrued and unpaid interest thereon, if any, to, but not including, the redemption date.
On or after the applicable Par Call Date, the Company may redeem each series of fixed rate notes (other than the 2028 notes), in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the fixed rate notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date. We will be responsible for calculating the applicable redemption price.
If money sufficient to pay the redemption price of and accrued interest on the series of fixed rate notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before 11:00 a.m. New York City time on the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption and such notes will cease to be outstanding. If any redemption date is not a business day, we will pay the redemption price on the next business day without any additional interest or other payment due to the delay.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the fixed rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such notes.
“Comparable Government Bond Price” means, with respect to any redemption date, (i) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (ii) if we obtain fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.
“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond, assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.
“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by us.
“Par Call Date” means, in the case of the 2030 notes, February 16, 2030 (the date that is one month prior to the maturity date of the 2030 notes), in the case of the 2032 notes, January 16, 2032 (the date that is two months prior to the maturity date of the 2032 notes), in the case of the 2035 notes, December 16, 2034 (the date that is three months prior to the maturity date of the 2035 notes), in the case of the 2039 notes, December 16, 2038 (the date that is three months prior to the maturity date of the 2039 notes), in the case of the 2045 notes, September 16, 2044 (the date that is six months prior to the maturity date of the 2045 notes), and, in the case of the 2064 notes, September 16, 2063 (the date that is six months prior to the maturity date of the 2064 notes).
“Reference Government Bond Dealer” means (i) each of J.P. Morgan Securities plc, Barclays Bank PLC, Merrill Lynch International, and Société Générale or any of their affiliates that are primary European government securities dealers, and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), we shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by us.
“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Government Bond Dealer at 11:00 a.m., Central European Time (CET), on the third business day preceding such redemption date.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, a selection of the fixed rate notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of €1,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by Euroclear or Clearstream (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.
Notice of any redemption of the notes in connection with a transaction or an event may, at our discretion, be given prior to the completion or the occurrence thereof. Any redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. We will provide written notice to the trustee prior to the close of business two business days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the trustee will provide such notice to each holder of the notes to be redeemed in the same manner in which the notice of redemption was given.
The notes are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest, if any (including, for the avoidance of doubt, any additional amounts), to, but not including, the redemption date. See “— Redemption for Tax Reasons.”
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal, premium, if any, and interest with respect to the notes to a beneficial owner, after withholding or deduction for any present or future tax, assessment, or other governmental charge imposed by the United States or a taxing authority in the United States or any jurisdiction in which we (or any successor) are organized or resident for tax purposes (each, a “Tax Jurisdiction”) will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:
1.
to any tax, assessment, or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note) or a fiduciary, settlor, beneficiary, member, or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a.
being or having been present in, or engaged in a trade or business in, the relevant Tax Jurisdiction, being treated as having been present in, or engaged in a trade or business in, the relevant Tax Jurisdiction, or having or having had a permanent establishment in the United States;

b.
having a current or former connection with the relevant Tax Jurisdiction (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes, or the enforcement of any rights under the indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c.
being or having been a personal holding company, a passive foreign investment company, or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d.
being or having been a “10-percent shareholder”, as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of us; or

e.
being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

2.
to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership, or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner, or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, or member received directly its beneficial or distributive share of the payment;

3.
to any tax, assessment, or other governmental charge that would not have been imposed but for the failure of the holder, beneficial owner, or any other person to comply with certification, identification, or information reporting requirements concerning the nationality, residence, identity, or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment, or other governmental charge (including, for the avoidance of doubt, any backup withholding tax imposed pursuant to Section 3406 of the Code (or any amended or successor provision) (relating to backup withholding tax));

4.
to any tax, assessment, or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

5.
to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains, or personal property tax or similar tax, assessment, or other governmental charge;

6.
to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 10 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

7.
to any tax, assessment, or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any U.S. Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation, or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

8.
to any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

9.
to any tax, assessment, or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code;

10.
to any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or

11.
to any tax imposed as a result of any combination of items (1) through (10).

Except as specifically provided under this heading “— Payment of Additional Amounts,” we will not be required to pay additional amounts in respect of any tax, assessment, or other governmental charge. References in this prospectus supplement and the accompanying prospectus to any payment on the notes include the related payment of additional amounts, as applicable.
As used under this heading “— Payment of Additional Amounts” and under the heading “— Redemption for Tax Reasons,” the term “United States” means the United States of America, any state thereof, and the District of Columbia.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the relevant Tax Jurisdiction or any change in, or amendments to, an official position regarding the application, interpretation, administration, or enforcement thereof (including by virtue of any action taken by a taxing authority, a holding, judgment, or order by a court of competent jurisdiction (whether or not such action was taken or brought with respect to us), or a change in published administrative practice) that is announced and/or becomes effective on or after the date of this prospectus supplement (or, if the Tax Jurisdiction is not the United States, after the date such Tax Jurisdiction became a Tax Jurisdiction), based upon a written opinion of independent counsel selected by us, we become or will become obligated to pay additional amounts as described herein under the heading “— Payment of Additional Amounts” with respect to the notes of any series, then we may at any time at our option redeem, in whole, but not in part, the notes of such series on not less than 10 nor more than 90 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any (including, for the avoidance of doubt, any additional amounts), on the notes of such series to be redeemed to, but not including, the redemption date.
We will not give any such notice of redemption of notes earlier than 90 days prior to the earliest date on which we would be obligated to pay additional amounts if a payment in respect of the notes was then due, and the law giving rise to the obligation to pay additional amounts (whether the obligation to withhold is then effective or will become effective after the notice) must be in effect at the time such notice is given.
Defeasance
The defeasance provisions of the indenture described under the caption “Description of Debt Securities — Defeasance” in the accompanying prospectus will apply to the notes.
Sinking Fund
There will not be a sinking fund for the notes.

Governing Law
The indenture provides that New York law shall govern any action regarding the notes brought pursuant to the indenture.
Book-Entry; Delivery and Settlement
We have obtained the information in this section concerning Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) and their book-entry systems and procedures from sources we believe to be reliable. The description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
Global Clearance and Settlement
The notes will be issued in the form of one or more fully registered global notes (the “global notes”) and will be deposited with a common depositary for, and in respect of interests held through, Clearstream and Euroclear. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.
Except as set forth below, the global notes may be transferred, in whole and not in part, only to Clearstream or Euroclear or their respective nominees.
Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Those beneficial interests will be held in denominations of €100,000 and additional multiples of €1,000 in excess thereof. Investors may hold notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants, and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.
Persons that are not Clearstream or Euroclear participants may beneficially own notes held by the common depositary for Clearstream and Euroclear only through direct or indirect participants in Clearstream and Euroclear. So long as the common depositary for Clearstream and Euroclear is the registered owner of the global note, the common depositary for all purposes will be considered the sole holder of the notes represented by the global note under the indenture and the global note.
The policies of Clearstream and Euroclear will govern payments, transfers, exchanges, and other matters relating to an investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Euroclear
Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.A. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”).
All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by its depositary.
Euroclear further advises that investors that acquire, hold, and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.
The Euroclear Operator advises as follows: under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.
Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights, and other entitlements) to any person credited with such interests in securities on its records.
Clearstream
Clearstream advises that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Customers”) and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate the settlement of trades between Euroclear and Clearstream. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the underwriters. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer, either directly or indirectly.
Distributions with respect to the notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures.
Clearstream and Euroclear Arrangements
So long as Clearstream or Euroclear or their nominee or their common depositary is the registered holder of the global notes, Clearstream, Euroclear, or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, premium, if any, and interest in respect of the global notes will be made to Clearstream, Euroclear, or such nominee, as the case may be, as registered holder thereof. None of us, the trustee, transfer agent, paying agent, and registrar, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.
Distributions of principal, premium, if any, and interest with respect to the global notes will be credited in euro to the extent received by Clearstream or Euroclear from the paying agent to the cash accounts of Clearstream or Euroclear customers in accordance with the relevant system’s rules and procedures.
Because Clearstream and Euroclear can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
Initial Settlement
We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.
Secondary Market Trading
Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.
You should be aware that investors will only be able to make and receive deliveries, payments, and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Brussels or Luxembourg, depending on whether Clearstream or Euroclear is used.
Clearstream and Euroclear will credit payments to the cash accounts of Clearstream Customers or Euroclear Participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream Customer or Euroclear Participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Certificated Notes
If the applicable depositary is at any time unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the applicable global notes. We will also issue the notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the notes represented by the global notes and, in that event, will issue the notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of the notes represented by the global notes equal in principal amount to such beneficial interest and to have such notes registered in its name. The notes so issued in definitive form will be issued as registered in minimum denominations of €100,000 and integral multiples of €1,000 thereafter, unless otherwise specified by us. The notes in definitive form can be transferred by presentation for registration to the registrar at our office or agency for such purpose and must be duly endorsed by the holder or his or her attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the registrar duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.
Trustee, Calculation Agent, Paying Agent, Transfer Agent, and Registrar
Computershare Trust Company, National Association will be the trustee with respect to each series of notes. U.S. Bank Europe DAC, UK Branch will initially act as the calculation agent with respect to the floating rate notes and as paying agent with respect to each series of notes. U.S. Bank Trust Company, National Association will initially act as registrar and transfer agent with respect to each series of notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Code, Treasury Regulations issued under the Code, judicial authority, and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning, or disposing of the notes could differ from those described below. This summary deals only with purchasers who purchase the notes at their “issue price” (i.e., the first price at which a substantial amount of the applicable series of notes is sold for cash to purchasers, not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) for cash and who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally assets that are held as investments).
This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to holders subject to special tax rules such as banks, financial institutions, insurance companies, entities that are treated as partnerships for U.S. federal income tax purposes, S corporations or other pass-through entities for U.S. federal income tax purposes or investors in such entities, regulated investment companies, real estate investment trusts, tax exempt investors, dealers or traders in securities or currencies, U.S. expatriates, persons holding the notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, or U.S. holders (as defined herein) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under any U.S. minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any tax laws other than income tax laws. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.
As used herein, the term “U.S. holder” means a beneficial owner of the notes that is, or is treated for U.S. federal income tax purposes as,
•
an individual that is a citizen or resident of the United States,

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein, or the District of Columbia,

•
an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner, other than any entity or arrangement treated as a partnership for U.S. federal income tax purposes, of notes that is not a U.S. holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of the notes that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of purchasing, holding, and disposing of the notes.

Investors should consult their tax advisors concerning the tax consequences of the purchase, ownership, and disposition of the notes, including any U.S. federal tax consequences and the tax consequences under the laws of any non-U.S., state, local, or other taxing jurisdictions and the possible effects on investors of changes in U.S. federal or other tax laws.
U.S. Holders
The following discussion applies to U.S. holders.
Interest
It is expected, and therefore this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount for U.S. federal income tax purposes. As a result, interest on a note will generally be includable by a U.S. holder as interest income at the time it accrues or is received in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes and will be ordinary income.
A U.S. holder that uses the cash method of accounting for U.S. federal income tax purposes and that receives a payment of interest on a note in euros will be required to include in ordinary income the U.S. dollar value of the euros interest payment determined based on the exchange rate in effect on the date the payment is received, regardless of whether the payment is in fact converted to U.S. dollars. A U.S. holder that uses the cash method of tax accounting will not recognize foreign currency gain or loss upon receipt of such payments, but may have foreign currency gain or loss when such holder actually sells or otherwise disposes of the euros received, as described below.
A U.S. holder that uses the accrual method of accounting for U.S. federal income tax purposes is required to include the U.S. dollar value of such interest income that accrued during the relevant accrual period. The U.S. dollar value of such accrued interest income generally is determined by translating such interest income at the average rate of exchange for such accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year). Alternatively, such U.S. holder may elect to translate such interest income at the exchange rate on the last day of such accrual period (and in the case of a partial accrual period, the exchange rate on the last day of the taxable year). If the last day of an accrual period is within five business days of the date of receipt of the payment in respect of the related accrued interest, a U.S. holder that has made such election may translate such accrued interest using the exchange rate on the date of receipt of such payment. The above election will apply to all debt obligations held by such U.S. holder and may not be changed without the consent of the IRS.
A U.S. holder that uses the accrual method of accounting for U.S. federal income tax purposes generally will recognize foreign currency exchange gain or loss with respect to such accrued interest income on the date the payment in respect of such interest income is received, if there is any difference between the exchange rate used to determine such interest income and the exchange rate on the date such payment is received, regardless of whether the payment is in fact converted into U.S. dollars. Such foreign currency exchange gain or loss generally will be treated as ordinary income or loss from sources within the United States but will not be treated as an adjustment to interest income on the notes.
Sale, Exchange, Retirement, Redemption, or Other Taxable Disposition of the Notes
Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxed as ordinary income for U.S. federal income tax purposes to the extent not previously included in income) and (ii) the U.S. holder’s adjusted tax basis in the note. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note.
If the notes are treated as traded on an “established securities market,” which we expect to be the case for purposes of this determination, and the rest of this discussion so assumes, then a cash basis U.S. holder’s initial tax basis in a note generally is the U.S. dollar value of the euro-denominated purchase price determined on the settlement date. With respect to the sale, exchange, retirement, redemption, or other taxable disposition of a note, the amount realized by a cash basis U.S. holder generally will be the U.S. dollar value of the payment received determined on the settlement date.
An accrual basis U.S. holder generally will (i) have an initial tax basis in a note equal to the U.S. dollar value of the euro-denominated purchase price determined on the trade date and (ii) realize an amount with respect to the sale, exchange, retirement, redemption, or other taxable disposition of a note equal to the U.S. dollar value of the payment received determined on the date of disposition, unless it elects, in each case, to determine the U.S. dollar value by translating the amount received or paid, as applicable, at the exchange rate on the settlement date. The election by an accrual basis U.S. holder to use the settlement date for purposes of determining basis and the amount realized must be applied consistently from year to year and cannot be revoked without the consent of the IRS.
Subject to the foreign currency rules discussed below, a U.S. holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held such note for longer than one year at the time of disposition. The deductibility of capital losses is subject to limitations. Long-term capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates.
Gain or loss recognized by a U.S. holder on the sale, exchange, retirement, redemption, or other taxable disposition of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the U.S. holder held the note. Gain or loss attributable to such changes will equal the difference between (i) the U.S. dollar value of a U.S. holder’s disposition price of the note, and (ii) the U.S. dollar value of the U.S. holder’s purchase price of the note, in each case as determined above. In addition, upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, a U.S. holder that uses the accrual method may realize foreign currency gain or loss attributable to amounts received in respect of accrued and unpaid interest. The amount of foreign currency gain or loss realized with respect to principal and accrued interest will, however, be limited to the amount of overall gain or loss realized on the sale, exchange, retirement, redemption, or other taxable disposition. For a U.S. holder that uses the accrual method and does not make the election described above, the foreign currency gain or loss may include amounts attributable to changes in exchange rates between the trade date and the settlement date.
Prospective purchasers should consult their tax advisors regarding the application of these rules.
Exchange of Foreign Currencies
On a sale or other taxable disposition of euros, a U.S. holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of any other property, received by such U.S. holder in such disposition and (ii) the U.S. holder’s tax basis in the euro. A U.S. holder will have a tax basis in any euros received as interest or upon the sale, exchange, retirement, redemption, or other taxable disposition of a note equal to the U.S. dollar value thereof at the exchange rate in effect on the date of receipt of the euros.
Any gain or loss realized by a U.S. holder on a sale or other disposition of euros, including their exchange for U.S. dollars, generally will be United States source ordinary income or loss and will not be treated as interest income or expense.
Medicare Tax
A U.S. holder that is an individual, estate, or a trust that does not fall into a special category of trusts that is exempt from such tax will be subject to an additional 3.8% Medicare tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate, or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Reportable Transactions
A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A U.S. holder may be required to treat a foreign currency exchange loss relating to a note as a reportable transaction if the loss equals or exceeds certain threshold amounts (including, in the case of a foreign currency loss, $50,000 in a single transaction for an individual or trust and higher amounts for other taxpayers). In the event the acquisition, ownership, or disposition of a note constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. holder will be required to disclose its investment to the IRS, currently on Form 8886. Prospective purchasers should consult their tax advisors regarding the application of these rules.
Backup Withholding and Information Reporting
In general, a U.S. holder will be subject to backup withholding with respect to cash payments in respect of interest or the gross proceeds from dispositions of notes, unless the holder (i) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations, and certain qualified nominees) and, when required, provides appropriate documentation to that effect or (ii) timely provides us or the applicable withholding agent with a social security number or other taxpayer identification number (“TIN”), certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt from these rules will generally be subject to information reporting requirements. A U.S. holder who does not provide us or the applicable withholding agent with the correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. The applicable withholding agent will generally report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the notes as required by the Code and applicable Treasury Regulations.
Non-U.S. Holders
The following discussion applies to non-U.S. holders.
Interest
Subject to the discussions in “— Backup Withholding and Information Reporting” and “— FATCA” below, under the “portfolio interest exemption,” payments of interest to a non-U.S. holder will not be subject to U.S. federal income tax or withholding, provided that:
•
the interest paid on the note is not income that is effectively connected with a United States trade or business carried on by the non-U.S. holder (“ECI”);

•
the non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•
the non-U.S. holder does not actually or constructively (pursuant to the rules of Section 871(h)(3)(C) of the Code) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote; and

•
certain certification requirements are met.

If these conditions are not met, interest on the notes paid to a non-U.S. holder will generally be subject to U.S. federal withholding tax at a 30% rate unless (i) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form), or (ii) the interest is ECI subject to U.S. federal income tax on a net income basis (as described below) and the non-U.S. holder complies with applicable certification requirements by providing a properly completed and duly executed IRS Form W-8ECI (or a suitable substitute or successor form).

If the interest on the notes is ECI, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax (and withholding tax, if applicable) in the manner specified by the treaty and will generally be subject to U.S. federal income tax on a net income basis only if such income is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States. If the interest on the notes is subject to U.S. federal income tax on a net income basis, the 30% withholding tax described above will not apply, provided the appropriate documentation is provided to us or the applicable withholding agent. In addition, interest received by a corporate non-U.S. holder that is ECI may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate.
Sale, Exchange, Retirement, Redemption, or Other Taxable Disposition of Notes
Subject to the discussions in “— Backup Withholding and Information Reporting” and “— FATCA” below, a non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax on gain (other than any amount allocable to accrued and unpaid interest, which would be treated as interest and subject to the rules discussed above in “— Interest”) realized on a sale, exchange, redemption, retirement, or other taxable disposition of the notes unless:
•
the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), or

•
in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

If a non-U.S. holder falls under the first of these exceptions, the holder will be taxed on the net gain derived from the disposition under the graduated U.S. federal income tax rates that are applicable to U.S. persons. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to the branch profits tax described above under “— Interest.”
If an individual non-U.S. holder falls under the second of these exceptions, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which the gain derived from the disposition exceeds such holder’s capital losses allocable to sources within the United States for the taxable year of the sale.
Backup Withholding and Information Reporting
Generally, we or the applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding (if any) may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is organized under the provisions of an applicable income tax treaty. A non-U.S. holder will generally not be subject to backup withholding with respect to payments of principal or interest on the notes by us or the applicable withholding agent if a holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption (provided that neither we nor the applicable withholding agent has actual knowledge that it is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of the disposition of notes to or through the United States office of a United States or non-U.S. broker will be subject to information reporting and backup withholding unless the non-U.S. holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a holder of the notes to or through a non-U.S. office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. tax purposes, a U.S. person, a controlled foreign corporation, a non-U.S. person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a non-U.S. partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a non-U.S. person and has no actual knowledge to the contrary or unless such holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.
FATCA
Under Sections 1471 through 1474 of the Code, Treasury Regulations promulgated thereunder, and applicable administrative guidance (collectively, “FATCA”), a 30% U.S. federal withholding tax will generally apply to payments of interest on the notes made to (i) a foreign financial institution (whether such foreign financial institution is a beneficial owner or an intermediary), unless such institution undertakes either under an agreement with the U.S. Department of Treasury or an intergovernmental agreement between the jurisdiction in which it is a resident and the U.S. Department of Treasury to generally identify accounts held by certain U.S. persons and non-U.S. entities with substantial U.S. owners, annually report certain information about such accounts and withhold 30% on payments made to non-compliant foreign financial institutions and certain other account holders, or such institution qualifies for an exemption from these rules or (ii) a non-financial foreign entity (whether such non-financial foreign entity is a beneficial owner or an intermediary), unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity and meets certain other specified requirements or such entity qualifies for an exemption under these rules. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of the notes (including retirement or redemption), proposed Treasury Regulations have been issued that, if finalized, will eliminate FATCA withholding on payments of gross proceeds entirely. Although these proposed Treasury Regulations are not final, the preamble to these proposed Treasury Regulations indicates that taxpayers may rely on them pending their finalization.
Prospective investors are urged to consult their own tax advisors regarding the application of FATCA to the notes.
The U.S. federal income tax discussion set forth above as to both U.S. holders and non-U.S. holders is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership, and disposition of the notes, including the tax consequences under state, local, non-U.S., and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

UNDERWRITING
Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities plc, Barclays Bank PLC, Merrill Lynch International, and Société Générale are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes set forth opposite their names below:
Underwriters	Principal amount of floating rate notes	Principal amount of 2028 notes	Principal amount of 2030 notes	Principal amount of 2032 notes	Principal amount of 2035 notes	Principal amount of 2039 notes	Principal amount of 2045 notes	Principal amount of 2064 notes
J.P. Morgan Securities plc	€245,000,000	€175,000,000	€280,000,000	€315,000,000	€350,000,000	€315,000,000	€175,000,000	€175,000,000
Barclays Bank PLC	201,250,000	143,750,000	230,000,000	258,750,000	287,500,000	258,750,000	143,750,000	143,750,000
Merrill Lynch International	201,250,000	143,750,000	230,000,000	258,750,000	287,500,000	258,750,000	143,750,000	143,750,000
Société Générale	201,250,000	143,750,000	230,000,000	258,750,000	287,500,000	258,750,000	143,750,000	143,750,000
Citigroup Global Markets Limited	87,500,000	62,500,000	100,000,000	112,500,000	125,000,000	112,500,000	62,500,000	62,500,000
Deutsche Bank AG, London Branch	87,500,000	62,500,000	100,000,000	112,500,000	125,000,000	112,500,000	62,500,000	62,500,000
HSBC Bank plc	87,500,000	62,500,000	100,000,000	112,500,000	125,000,000	112,500,000	62,500,000	62,500,000
Wells Fargo Securities International Limited	87,500,000	62,500,000	100,000,000	112,500,000	125,000,000	112,500,000	62,500,000	62,500,000
BNP PARIBAS	52,500,000	37,500,000	60,000,000	67,500,000	75,000,000	67,500,000	37,500,000	37,500,000
Goldman Sachs & Co. LLC	52,500,000	37,500,000	60,000,000	67,500,000	75,000,000	67,500,000	37,500,000	37,500,000
Morgan Stanley & Co. International plc	52,500,000	37,500,000	60,000,000	67,500,000	75,000,000	67,500,000	37,500,000	37,500,000
RBC Europe Limited	52,500,000	37,500,000	60,000,000	67,500,000	75,000,000	67,500,000	37,500,000	37,500,000
Scotiabank (Ireland) Designated Activity Company	52,500,000	37,500,000	60,000,000	67,500,000	75,000,000	67,500,000	37,500,000	37,500,000
TD Global Finance unlimited company	52,500,000	37,500,000	60,000,000	67,500,000	75,000,000	67,500,000	37,500,000	37,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	26,250,000	18,750,000	30,000,000	33,750,000	37,500,000	33,750,000	18,750,000	18,750,000
Banco Santander, S.A.	26,250,000	18,750,000	30,000,000	33,750,000	37,500,000	33,750,000	18,750,000	18,750,000
Bank of China (Europe) S.A.	26,250,000	18,750,000	30,000,000	33,750,000	37,500,000	33,750,000	18,750,000	18,750,000
NatWest Markets Plc	26,250,000	18,750,000	30,000,000	33,750,000	37,500,000	33,750,000	18,750,000	18,750,000
Standard Chartered Bank	26,250,000	18,750,000	30,000,000	33,750,000	37,500,000	33,750,000	18,750,000	18,750,000
U.S. Bancorp Investments, Inc.	26,250,000	18,750,000	30,000,000	33,750,000	37,500,000	33,750,000	18,750,000	18,750,000
Commerzbank Aktiengesellschaft	13,125,000	9,375,000	15,000,000	16,875,000	18,750,000	16,875,000	9,375,000	9,375,000
Crédit Agricole Corporate and Investment Bank	13,125,000	9,375,000	15,000,000	16,875,000	18,750,000	16,875,000	9,375,000	9,375,000
UniCredit Bank GmbH	13,125,000	9,375,000	15,000,000	16,875,000	18,750,000	16,875,000	9,375,000	9,375,000
Academy Securities, Inc.	7,875,000	5,625,000	9,000,000	10,125,000	11,250,000	10,125,000	5,625,000	5,625,000
Drexel Hamilton, LLC	7,875,000	5,625,000	9,000,000	10,125,000	11,250,000	10,125,000	5,625,000	5,625,000
R. Seelaus & Co., LLC	7,875,000	5,625,000	9,000,000	10,125,000	11,250,000	10,125,000	5,625,000	5,625,000
Samuel A. Ramirez & Company, Inc.	7,875,000	5,625,000	9,000,000	10,125,000	11,250,000	10,125,000	5,625,000	5,625,000
Siebert Williams Shank & Co., LLC	7,875,000	5,625,000	9,000,000	10,125,000	11,250,000	10,125,000	5,625,000	5,625,000
Total	€1,750,000,000	€1,250,000,000	€2,000,000,000	€2,250,000,000	€2,500,000,000	€2,250,000,000	€1,250,000,000	€1,250,000,000
The underwriters are offering the notes subject to their acceptance of the notes from us, subject to prior sale, and subject to the underwriters’ right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.
The underwriters initially propose to offer part of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.050% of the principal amount of the floating rate notes, 0.050% of the principal amount of the 2028 notes, 0.060% of the principal amount of the 2030 notes, 0.080% of the principal amount of the 2032 notes, 0.120% of the principal amount of the 2035 notes, 0.120% of the principal amount of the 2039 notes, 0.200% of the principal amount of the 2045 notes, and 0.250% of the principal amount of the 2064 notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed 0.030% of the principal amount of the floating rate notes, 0.030% of the principal amount of the 2028 notes, 0.040% of the principal amount of the 2030 notes, 0.040% of the principal amount of the 2032 notes, 0.080% of the principal amount of the 2035 notes, 0.080% of the principal amount of the 2039 notes, 0.100% of the principal amount of the 2045 notes, and 0.150% of the principal amount of the 2064 notes. After the initial offering of the notes, the offering prices and other selling terms may from time to time be varied by the representatives. The underwriters may offer and sell notes through certain of their affiliates.
The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:
Paid by Us
Per floating rate note	0.080%
floating rate notes total	€1,400,000
Per 2028 note	0.080%
2028 notes total	€1,000,000
Per 2030 note	0.100%
2030 notes total	€2,000,000
Per 2032 note	0.120%
2032 notes total	€2,700,000
Per 2035 note	0.200%
2035 notes total	€5,000,000
Per 2039 note	0.230%
2039 notes total	€5,175,000
Per 2045 note	0.300%
2045 notes total	€3,750,000
Per 2064 note	0.400%
2064 notes total	€5,000,000
Total	€26,025,000
Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately €15.9 million.
In connection with the offering of the notes, J.P. Morgan Securities plc (in this capacity, the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may engage in transactions that stabilize, maintain, or otherwise affect the prices of the notes. Specifically, the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) is not required to engage in any of these activities, which may be discontinued at any time and without notice. We cannot assure you that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. To the extent required under applicable law, any stabilization action may only begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment will be conducted by the Stabilizing Manager (or any person acting on behalf of the Stabilizing Manager) in accordance with applicable laws and rules.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.
The notes are new issues of securities with no established trading markets. We intend to apply to list each series of the notes on Nasdaq. The listing applications will be subject to approval by Nasdaq. We currently expect trading in each series of the notes on Nasdaq to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing and we may delist any series of the notes at any time. Currently, there is no public market for any series of the notes. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. For example, affiliates of certain of the underwriters, including J.P. Morgan Securities plc, Barclays Bank PLC, Merrill Lynch International, and Société Générale are lenders under certain of the Company’s credit facilities. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the registrar, transfer agent, and paying agent for the notes, and an affiliate of the calculation agent for the floating rate notes.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively trade debt and equity securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of the Company (directly, as collateral securing other obligations or otherwise), and/or persons and entities with relationships with the Company. If any of the underwriters or their respective affiliates have a lending relationship with the Company, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority.
We expect that delivery of the notes will be made against payment therefor on or about March 16, 2026, which is the third London business day following the date of pricing of the notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the first business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.

Selling Restrictions
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded, the “PRIIPs Regulation”) for offering or selling packaged retail or insurance based investment products or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is neither: (i) a “professional client”, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of assimilated law by virtue of the European Union (Withdrawal) Act 2018 (as amended, and together with any statutory instruments made in exercise of the powers conferred by such Act, the “EUWA”); nor (ii) a “qualified investor” as defined in paragraph 15 of Schedule 1 to The Public Offers and Admissions to Trading Regulations 2024 (the “UK POATRs”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of assimilated law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling packaged retail or insurance-based investment products or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption from the prohibition on public offers of relevant securities in the UK POATRs in circumstances not requiring a prospectus pursuant to the United Kingdom Financial Conduct Authority (“FCA”) Handbook Admission to Trading on a Regulated Market Sourcebook (“FCA PRM Sourcebook”). Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK POATRs or the FCA PRM Sourcebook.
This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the FSMA and accordingly, are not being distributed to, and must not be passed on to, the general public in the UK. In the UK, such documents are only directed at non-retail investors (being persons who are not retail investors as defined in the paragraph above) who are also: (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (c) (“high net worth companies, unincorporated associations etc.”) of the Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated (all such persons together being referred to as “Relevant Persons”). In the UK, this prospectus supplement and the accompanying prospectus are directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons.
Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation, or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations, and ministerial guidelines of Japan in effect at the relevant time.
Singapore
This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold the notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the notes or cause the notes to be made the subject of an invitation for subscription or purchase, and have not circulated or distributed, nor will they circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in

Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to the offering of the notes, including, but not limited to, this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered, or sold in Taiwan.

VALIDITY OF THE NOTES
Gibson, Dunn & Crutcher LLP, New York, New York, will pass upon the validity of the notes on our behalf. Davis Polk & Wardwell LLP, Redwood City, California, will pass upon certain legal matters for the underwriters.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of our internal control over financial reporting as of December 31, 2025 as set forth in their reports, which are incorporated by reference in this prospectus supplement and accompanying prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 6, 2026;

•
The information responsive to part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 provided in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 2025;

•
Our Current Report on Form 8-K filed with the SEC on February 27, 2026 (with respect to information filed pursuant to Items 1.01 and 8.01 only); and

•
Future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering of the securities made under this prospectus supplement; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in and incorporated by reference into this prospectus supplement, if such person makes a written or oral request directed to:
Amazon.com, Inc.
ATTN: Investor Relations
P.O. Box 81226
Seattle, WA 98108-1226
(206) 266-1000

PROSPECTUS
Amazon.com, Inc.
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS
UNITS

We may from time to time offer to sell our senior or subordinated debt securities, common stock or preferred stock, either separately or represented by warrants, depositary shares, or purchase contracts, as well as units that include any of these securities or securities of other entities, separately or together in any combination. The senior or subordinated debt securities may consist of debentures, notes, or other types of debt. The senior or subordinated debt securities, preferred stock, warrants, and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock, other securities of ours, or debt or equity securities of one or more other entities.
Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “AMZN.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We may offer and sell these securities to or through one or more underwriters, dealers, agents, or other third parties, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus.

Our principal executive offices are located at 410 Terry Avenue North, Seattle, Washington 98109. Our telephone number is (206) 266-1000.

Investing in our securities involves certain risks. You should read this prospectus and the applicable prospectus supplement carefully before you invest. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement. Also see “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 6, 2026

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. By using a shelf registration statement, we may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus.
We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement also may add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.
The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. You may obtain copies of these documents as described below under the heading “Where You Can Find More Information.”
Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Registrant,” “Amazon,” “we,” “us,” and “our” refer to Amazon.com, Inc. and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements, and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding Amazon.com, Inc. and other companies that file materials electronically with the SEC. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on our website at www.amazon.com/ir. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules and exhibits furnished in connection with such items):
•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 6, 2026;

•
The description of our common stock, par value $0.01, contained in our Registration Statement on Form 8-A, filed with the SEC on May 2, 1997, as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on January 31, 2020, and as subsequently amended or updated; and

•
Future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities made under this prospectus; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC and exhibits furnished in connection with such items. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in and incorporated by reference into this prospectus excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, if such person makes a written or oral request directed to:
Amazon.com, Inc.
ATTN: Investor Relations
P.O. Box 81226
Seattle, WA 98108-1226
(206) 266-1000
WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL INFORMATION OR ANY INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS PROVIDED IN CONNECTION WITH AN OFFERING. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, AND WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS WE OTHERWISE NOTE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including documents incorporated herein by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects, or future results of operations or financial position, made in or incorporated by reference into this prospectus are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results and outcomes could differ materially for a variety of reasons, including, among others, fluctuations in foreign exchange rates and energy prices, changes in global economic conditions, tariff and trade policies, resource and supply volatility, including for memory chips, and customer demand and spending, inflation, interest rates, regional labor market constraints, world events, the rate of growth of the internet, online commerce, cloud services, and new and emerging technologies, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, variability in demand, the degree to which we enter into, maintain, and develop commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. In addition, global economic and geopolitical conditions and additional or unforeseen circumstances, developments, or events may give rise to or amplify many of these risks. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results or outcomes to differ significantly from management’s expectations, are described in greater detail in our Annual Report on Form 10-K for the annual period ended December 31, 2025, under “Item 1A of Part I — Risk Factors.” Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”
ABOUT THE REGISTRANT
We seek to be Earth’s most customer-centric company. We are guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. In each of our segments, we serve our primary customer sets, consisting of consumers, sellers, developers, enterprises, content creators, advertisers, and employees.
RISK FACTORS
Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents, or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K or any subsequent Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus and any prospectus supplement in its entirety, as the same may be amended, supplemented, or superseded from time to time by our filings under the Exchange Act. For more information, see the section entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS
Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds of any offering for general corporate purposes, which may include, but are not limited to, repayment of debt, acquisitions, investments, working capital, investments in our subsidiaries, capital expenditures, and repurchases of outstanding shares of common stock. Net proceeds may be temporarily invested prior to use.
DESCRIPTION OF DEBT SECURITIES
The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.
Amazon.com, Inc. will be the issuer of any debt securities we may offer and references to “we,” “our,” or “us” in this description do not, unless the context otherwise indicates, include any of its subsidiaries. Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.
General
The debt securities that we may offer will be either senior debt securities or subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, any senior debt securities will be issued under the indenture, dated as of November 29, 2012, between Amazon.com, Inc. and Computershare Trust Company, National Association as successor to Wells Fargo Bank, National Association, as trustee, which we refer to as the senior indenture. Any subordinated debt securities will be issued under a different indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indentures, and to each of the trustees under the indentures as a trustee. The terms of each series of debt securities will be set forth in a resolution of the board of directors of the Registrant, an officers’ certificate or by a supplemental indenture. You should read the indentures, including any amendments or supplements or any officers’ certificate setting forth the terms of any series of notes, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
Any senior debt securities that we may issue will be our unsubordinated obligations. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. Any subordinated debt securities that we may issue will be subordinated in right of payment to the prior payment in full of our senior debt. See “Subordination of Subordinated Debt Securities.” The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.
The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the applicable prospectus supplement, the indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class. In addition, we will describe in the applicable prospectus supplement material U.S. federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Any taxes withheld or deducted from payments in respect of the debt securities and paid to the relevant tax authority shall be deemed to have been paid to the applicable holder.
Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities with respect to which this prospectus is being delivered:
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the title of the debt securities;

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any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the applicable indenture, except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, other debt securities of that series;

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the date or dates on which the principal and premium, if any, of the debt securities of the series is payable;

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the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest or the manner of calculation of such rate or rates, if any, including any procedures to vary or reset such rate or rates, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

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the place or places where the principal of, and premium, if any, and interest on, the debt securities of the series shall be payable, where the debt securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us with respect to the debt securities of such series and the applicable indenture may be served, and the method of such payment, if by wire transfer, mail, or other means if other than as set forth in the applicable indenture;

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the date or dates from which such interest shall accrue, the dates on which such interest will be payable or the manner of determination of such dates, and the record date for the determination of holders to whom interest is payable on any such dates;

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any trustees, authenticating agents or paying agents with respect to such series, if different from those set forth in the applicable indenture;

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the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;

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the period or periods within which, the price or prices at which and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option;

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our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in anticipation of future sinking fund obligations, or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

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the form of the debt securities of the series including the form of the trustee’s certificate of authentication for such series;

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if other than denominations of $2,000 or integral multiples of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

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the currency or currencies in which payment of the principal of, premium, if any, and interest on, debt securities of the series shall be payable;

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if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the portion of the principal amount thereof that will be due and payable upon declaration of acceleration of the maturity thereof or upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any such date, or, in any such case, the manner in which such deemed principal amount is to be determined;

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the terms of any repurchase or remarketing rights;

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if the debt securities of the series shall be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions, if different from those contained in the applicable indenture, upon which such global security or securities may be exchanged in whole or in part for other individual securities in definitive registered form; the depositary for such global security or securities; and the form of any legend or legends to be borne by any such global security or securities in addition to or in lieu of the legends referred to in the indenture;

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whether the debt securities of the series will be convertible into or exchangeable for other securities, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in addition to or in lieu of those described herein;

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any additional restrictive covenants or events of default that will apply to the debt securities of the series, or any changes to the restrictive covenants set forth in the applicable indenture that will apply to the debt securities of the series, which may consist of establishing different terms or provisions from those set forth in the applicable indenture or eliminating any such restrictive covenant or event of default with respect to the debt securities of the series;

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any provisions granting special rights to holders when a specified event occurs;

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if the amount of principal or any premium or interest on debt securities of a series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

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any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

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whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the applicable indenture;

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with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the trustee;

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whether the debt securities of the series will be issued as unrestricted securities or restricted securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on which they will be sold;

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any guarantees on the debt securities;

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the provisions, if any, relating to any security provided for the debt securities of the series;

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any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents with respect to debt securities of such series if other than those appointed in the applicable indenture;

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if the debt securities are subordinated debt securities, the subordination terms of the debt securities; and

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any and all additional, eliminated, or changed terms that shall apply to the debt securities of the series, including any terms that may be required by or advisable under United States laws or regulations, including the Securities Act and the rules and regulations promulgated thereunder, or advisable in connection with the marketing of debt securities of that series.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.
The statements made hereunder relating to the indentures and any debt securities that we may issue are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities
We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:
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the indebtedness ranking senior to the debt securities being offered;

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the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing; and

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the provisions requiring holders of the debt securities being offered to remit some payments to the holders of senior indebtedness.

Redemption
If specified in the applicable prospectus supplement, we may redeem the debt securities of any series, as a whole or in part, at our option on and after the dates and in accordance with the terms established for such series, if any, in the applicable prospectus supplement. If we redeem the debt securities of any series, we also must pay accrued and unpaid interest, if any, to the date of redemption on such debt securities.
Selection and Notice
If less than all of the debt securities of a series are to be redeemed at any time, the trustee will select the debt securities of such series for redemption by lot, based on the applicable procedures of The Depository Trust Company (“DTC”).
No debt securities in principal amount of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or in cases of notes held in book entry form, by electronic transmission) at least 30 but not more than 60 days before the redemption date to each holder of debt securities of such series to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities of such series or a satisfaction and discharge of the indenture.
If any debt security is to be redeemed in part only, the notice of redemption that relates to that debt security will state the portion of the principal amount of that debt security that is to be redeemed. For debt securities issued in certificated form, a new certificate in principal amount equal to the unredeemed portion of the original debt security will be issued in the name of the holder of the original debt security upon cancellation of the original debt security. Debt securities called for redemption become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the debt securities or portions of the debt securities called for redemption.
The trustee will not be liable for selections made by it as contemplated in this section. For any debt securities which are represented by global securities held on behalf of DTC, Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), or Clearstream Banking S.A. (“Clearstream”), notices may be given by delivery of the relevant notices to DTC, Euroclear, or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.
Reports
Whether or not required by the rules and regulations of the SEC, so long as any debt securities are outstanding, we shall file with the trustee, within the time periods specified by the SEC’s rules and regulations, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we would be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).
Events of Default & Effects of an Event of Default
The following will be “Events of Default” with respect to debt securities of a particular series, except to the extent provided in the supplemental indenture, officers’ certificate, or resolution of our board of directors pursuant to which a series of debt securities is issued:
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failure to pay any interest on any of the debt securities of such series within 30 days after such interest becomes due and payable;

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failure to pay principal of (or premium, if any, on) any of the debt securities of such series at maturity, or if applicable, the redemption price, when the same becomes due and payable by the terms of the debt securities of such series;

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failure to pay any sinking fund installment as and when the same shall become due and payable by the terms of the debt securities of such series, and continuance of such default for a period of 30 days;

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failure to comply with any of the covenants or agreements in any of the debt securities of such series or the indenture (other than an agreement or covenant that we included in the indenture solely for the benefit of another series of debt securities) for 90 days after there has been given, by registered or certified mail, to us by the trustee or to us by the holders of at least 25% in principal amount of all outstanding debt securities of a series affected by that failure, a written notice specifying such failure and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

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certain events involving our bankruptcy, insolvency, or reorganization; and

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any other Event of Default provided in the supplemental indenture, officers’ certificate, or resolution of our board of directors under which such series of debt securities is issued or in the form of security for such series.

A default under one series of debt securities issued under the indenture will not necessarily be a default under another series of debt securities under the indenture. The trustee may withhold notice to the holders of a series of debt securities issued under such indenture of any default or event of default (except in any payment on the debt securities of such series) if the trustee considers it in the interest of the holders of the debt securities of that series to do so.
If an event of default for a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the debt securities of that series may require us to pay immediately the principal amount plus accrued and unpaid interest on all the debt securities of that series. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization occurs with respect to us, the principal amount plus accrued and unpaid interest on the debt securities of that series will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the debt securities of such series then outstanding may in some cases rescind this accelerated payment requirement.
A holder of debt securities of any series may pursue any remedy under the indenture applicable to the debt securities of that series only if:
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the holder gives the trustee written notice of a continuing event of default;

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the holders of at least 25% in principal amount of the debt securities of such series then outstanding make a written request to the trustee to pursue the remedy;

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the holder furnishes to the trustee indemnity reasonably satisfactory to the trustee against loss, liability, or expense;

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the trustee fails to act for a period of 60 days after receipt of notice and furnishing of indemnity; and

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during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of any holder to sue for enforcement of any overdue payment with respect to the debt securities of such series. In most cases, holders of a majority in principal amount of the debt securities of any series then outstanding may direct the time, method, and place of:
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conducting any proceeding for any remedy available to the trustee with respect to the debt securities of such series; and

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exercising any trust or power conferred on the trustee not relating to or arising under an event of default with respect to the debt securities of such series.

The indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture, and we are required upon becoming aware of any default or Event of Default, to deliver to the trustee a written statement specifying such default or Event of Default.
Covenants
Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction.
Consolidation, Merger, or Sale
We will covenant not to consolidate with or merge into any other person or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of our and our subsidiaries’, taken as a whole, assets to any person unless either we are the surviving corporation or the resulting, surviving or transferee entity is a corporation organized under the laws of the United States or, if such person is not a corporation, a co-obligor of the notes is a corporation organized under any such laws, and any successor or purchaser expressly assumes our obligations under the debt securities by an indenture supplemental to the indenture, and immediately after which, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. An officers’ certificate and an opinion of counsel will be delivered to the trustee, which will serve as conclusive evidence of compliance with these provisions.
Modification and Waiver
Except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series may be amended or supplemented, and waivers may be obtained, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, debt securities of such series), and any existing default or Event of Default (other than a default or Event of Default in the payment of the principal of, premium on, if any, or interest on, debt securities of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of such indenture or the applicable debt securities may be waived with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of the applicable series at the time outstanding (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series). Without the consent of each holder of outstanding debt securities affected thereby, an amendment, supplement or waiver may not (with respect to any debt securities held by a non-consenting holder):
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reduce the percentage in principal amount of debt securities, the consent of whose holders is required for any amendment, supplement, or waiver;

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reduce the rate of or change the time for payment of interest on the debt securities;

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reduce the principal or change the stated maturity of any debt securities of any series;

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reduce any premium payable on the redemption of any debt security, change the time at which any debt security may or must be redeemed or alter or waive any of the provisions with respect to the redemption of such debt securities;

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make payments on any debt security payable in currency other than as originally stated in such debt security;

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impair the holder’s right to institute suit for the enforcement of any payment on any debt security; or

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waive a continuing default or event of default regarding any payment on the debt securities.

Notwithstanding the preceding, without the consent of any holder of debt securities, we and the trustee may amend or supplement the indenture or the applicable debt securities in certain circumstances, including:
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to cure any ambiguity, omission, defect, or inconsistency;

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to provide for the assumption of our obligations under the indenture by a successor or transferee upon any merger, consolidation, or asset transfer;

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to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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to provide any security for or guarantees of the debt securities or for the addition of an additional obligor on the debt securities;

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to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act, if applicable;

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to add covenants that would benefit the holders of any outstanding series of debt securities or to surrender any of our rights under the indenture;

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to add additional Events of Default with respect to any series of debt securities;

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to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

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to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities;

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to facilitate the defeasance and discharge of any series of debt securities otherwise in accordance with the defeasance provisions of the indenture; provided that any such action does not adversely affect the rights of any holder of outstanding debt securities of such series in any material respect;

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to issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and be deemed part of the same series as, the applicable series of debt securities to the extent required under the indenture;

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to make any change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect; or

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to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee.

The holders of not less than a majority in principal amount of the debt securities of each series then outstanding may on behalf of the holders of all of the debt securities of such series waive any past default with respect to those debt securities, except a default in the payment of the principal of or interest on any debt security of such series (provided, that the holders of a majority in principal amount of the debt securities of each series then outstanding may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).
A supplemental indenture that changes or eliminates any covenant, Event of Default or other provision of the indenture that has been expressly included solely for the benefit of one or more particular series of securities, if any, or which modifies the rights of the holders of securities of such series with respect to such covenant, Event of Default or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series that does not have the benefit of such covenant, Event of Default or other provision. It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment, or waiver, but it shall be sufficient if such consent approves the substance of it.
Information Concerning the Trustee
If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture only after those holders have furnished the trustee indemnity reasonably satisfactory to it.
If the trustee becomes a creditor of ours, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate such conflict, resign, or obtain an order from the SEC permitting it to remain as trustee.
Paying Agent, Registrar, and Transfer Agent
For any debt securities we issue, we will maintain one or more paying agents (each, a “Paying Agent”). We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more Paying Agents, other than the trustee, for all or any series of such debt securities. If we fail to appoint or maintain another entity as Paying Agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as Paying Agent.
We will also maintain one or more registrars (each, a “Registrar”). We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more Registrars, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as Registrar, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as Registrar.
We will also maintain one or more transfer agents (each, a “Transfer Agent”). Each Transfer Agent shall perform the functions of a transfer agent. We, upon written notice to the trustee accompanied by an officers’ certificate, may appoint one or more Transfer Agents, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as Transfer Agent, the trustee shall act as such. We or any of our subsidiaries, upon notice to the trustee, may act as Transfer Agent.
The Registrar will maintain a register reflecting ownership of debt securities outstanding from time to time, and the Paying Agents will make payments on and facilitate transfer of debt securities on our behalf. We may change any Paying Agents, Registrars or transfer agents without prior notice to the holders of debt securities.
Governing Law
The indenture and any debt securities issued thereunder shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.
Satisfaction and Discharge of Indenture
The indenture shall cease to be of further effect with respect to a series of debt securities when either:
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we have delivered to the trustee for cancellation all outstanding securities of such series, other than any securities that have been destroyed, lost, or stolen and that have been replaced or paid as provided in the indenture;

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all outstanding securities of such series that have not been delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we shall have irrevocably deposited with the trustee as trust funds the entire amount, in cash in U.S. dollars or noncallable U.S. governmental obligations, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay at maturity or upon redemption all securities of such series, including principal of and any premium and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be; or
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we have properly fulfilled any other means of satisfaction and discharge that may be set forth in the terms of the securities of such series.

In each case, we will also pay all other sums payable by us under the indenture with respect to the securities of such series and deliver to the trustee an opinion of counsel and an officers’ certificate, each stating that all conditions precedent to satisfaction and discharge with respect to the securities of such series have been complied with.
Defeasance
The term defeasance means the discharge of some or all of our obligations under the indenture. If we deposit with the trustee funds or U.S. government securities, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent accountants, to make payments on any series of debt securities on the dates those payments are due and payable, then, at our option, either of the following will occur:
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we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or

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we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of the defeased debt securities of such series will not be entitled to the benefits of the indenture under which such series was issued, except for our obligation to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium, and interest on the debt securities of such series will also survive. We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities of such series to recognize income, gain, or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.
Same-Day Settlement and Payment
Unless otherwise provided in the applicable prospectus supplement, we expect the debt securities will trade in the same-day funds settlement system of DTC until maturity or until we issue the debt securities in certificated form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.
Book-Entry, Delivery, and Form
Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more global debt securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.
Investors may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of debt securities represented by interests in a global security will not be entitled to receive their debt securities in fully registered certificated form.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
Ownership of Beneficial Interests
Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global security other than participants).
So long as DTC or its nominee is the registered holder and owner of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner of the debt security represented by the global security for all purposes under the indenture, the debt securities and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated debt securities and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.
All payments on the debt securities represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.
We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global security.
Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
We expect that DTC will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the debt securities as to which such participant or participants has or have given such direction.
Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
The indenture provides that the global securities will be exchanged for debt securities in certificated form of like tenor and of an equal principal amount, in authorized denominations in the following limited circumstances:
(1)   DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and we do not appoint a successor depository within 90 days; or
(2)   we determine that the debt securities will no longer be represented by global securities and execute and deliver to the trustee an order to such effect.
These certificated debt securities will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.
The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information.
Euroclear and Clearstream
If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream or Euroclear, in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.
Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

DESCRIPTION OF COMMON STOCK
Our common stock is listed on the Nasdaq Global Select Market under the symbol “AMZN.” All outstanding shares of common stock are validly issued, fully paid, and nonassessable.
The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), both of which are exhibits to this prospectus.
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters submitted for action by our stockholders. There is no provision for cumulative voting with regard to the election of directors.
Dividend and Liquidation Rights
Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors from funds legally available therefor and are entitled, in the event of a liquidation, to share ratably in all assets available for distribution after payment of all debts.
Other Rights
The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.
Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws, and Delaware Law
Various provisions contained in our Certificate of Incorporation, our Bylaws, and Delaware law could delay or discourage some transactions involving an actual or potential change in control of Amazon or its management.
Certificate of Incorporation and Bylaws
Provisions in our Certificate of Incorporation and our Bylaws:
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authorize our board of directors to establish one or more series of any class or classes of our stock, the terms of which can be determined by the board of directors at the time of issuance;

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do not authorize cumulative voting; and

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allow our directors to fill any vacancies on our board of directors, including vacancies resulting from a board of directors resolution to increase the number of directors.

Transfer Agent
Computershare, Inc. serves as transfer agent and registrar for our common stock.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any preferred stock, depositary shares, purchase contracts, warrants, or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale or through any other methods described in a prospectus supplement. The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the Nasdaq Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters, or dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions, or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan of distribution, including any underwriters, dealers, agents, or direct purchasers and their compensation in a prospectus supplement.
The applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids.
We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents, or their affiliates, may be customers of, engage in transactions with, or perform services for us or our respective affiliates, in the ordinary course of business.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

VALIDITY OF THE SECURITIES
Gibson, Dunn & Crutcher LLP will pass upon the validity of any securities issued under this prospectus. Any underwriters will be represented by their own legal counsel.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of our internal control over financial reporting as of December 31, 2025, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.